Exhibit 10.1

CONFIDENTIAL BINDING LETTER OF INTENT

September 2, 2022

Dr. Satish Chandran

President & CEO

Lay Sciences

SUBJECT: BINDING LETTER OF INTENT

Dear Dr. Chandran:

Lay Sciences in (“LAY”) and Statera Biopharma, Inc. (“STAB”) have been discussing a possible collaboration between the two companies to create a program to develop IgY polyclonal antibodies for a multitude of diseases.

Both parties are interested in entering into a definitive collaboration agreement (the “Agreement”) to manufacture and test multiple IgY products for LAY.

In order to expedite the development and execution of the Agreement, we propose that on signing of this LOI, we enter into an exclusive period of negotiation for ninety (90) days to complete the definitive Agreement. Accordingly, on behalf of LAY, I am pleased to provide you with this binding Letter of Intent (“LOI”).

Proposed Transaction: STAB and LAY will work on a definitive agreement that will outline a relationship to cooperate to manufacture and test current and future LAY products.

Collaboration. The goal of this collaboration is to leverage LAY ’s expertise in IgY drug development, and STAB’s expertise in manufacturing and testing.

2. Consideration. For consideration for LAY ’s assistance and finance product development programs, STAB and LAY agree to the following:

2.1	LAY will complete an assessment of the GI disease market and provide the assessment to STAB on which indication the Company intends to commercialize.
a.	Testing: Through STAB’s subsidiary, ImQuest, STAB will assist LAY in testing their current and future IgY and hyperimmune egg products for activity and purity.
b.	Non-Exclusive Manufacturing Rights: STATERA agrees to provide product to LAY at a cost of no more than LAY’s current manufacturing cost. The manufacturing rights shall be structured as follows:
i.

Payments: Five hundred thousand (500,000) shares in Statera Biopharma preferred stock and $500,000 in cash within thirty (30) days of the execution of this binding LOI (“Execution Date”) This will be the only preferred class of stock issued by STAB. LAY will work with STAB to transfer the technology for manufacturing the products to STAB and their facilities. Additionally, payments will be made as described in the term sheet from June 9th 2022.

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3. Definitive Manufacturing & Testing Agreement. STAB will draft the Definitive Agreement (the “Agreement”) between LAY and STAB, and the parties will continue to negotiate, in good faith, the terms thereof.

4. Public Announcements. Subject to applicable law, neither party hereto shall make any additional public announcement relating to this transaction until the signing of the collaboration agreement, and any announcements made thereafter will be mutually agreed upon and jointly made by the parties.

5. Filings and Applications. Each party shall continue to cooperate fully with the other party in furnishing any necessary information required in connection with (i) the preparation, distribution and filing with the Securities and Exchange Commission (“SEC”), in each case, if necessary, of a proxy statement, an information statement, and any other filing or document required by the SEC, and (ii) the preparation, distribution and filing of any filings, applications and notices which may be required by other federal, state and local governmental or regulatory agencies or stock exchanges in any jurisdiction, including the United States and Canada.

6. Brokers. Neither LAY, STAB, nor any of their officers, directors, employees, or stockholders has retained or used, and none of them will retain or use, the services of any broker, finder, or investment. banker which would result in the imposition of a fee or any other compensation of any kind to any third-parties in connection with this LOI or the collaboration agreement.

7. Responsibility and Costs. Each party will be responsible for their own costs and expenses associated with the transactions contemplated hereby, including, but not limited to, legal fees and costs, and the costs associated with obtaining shareholder, governmental and other third party approvals. Also, STAB will be responsible the funding of the developmental work, including but not limited to GMP manufacturing and product testing.

8. Exclusivity. In consideration of STAB’s undertaking the effort of , LAY agrees that for a period of ninety (90) days after the date hereof, it shall not consider, seek or solicit, negotiate with, or engage anyone to seek, solicit, or negotiate on behalf of STAB or its stockholders, or provide or cause to be provided information to, any third party in connection with any proposal or offer with respect to the acquisition of STAB, or all or substantially all of its assets.

9. Governing Law/Jurisdiction. This Letter of Intent shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to such State’s principles of conflicts of law. The parties’ consent to the jurisdiction of the courts of the United States and Delaware located in such state for the resolution of any dispute relating to this Letter of Intent.

10. Confidentiality. LAY and STAB have strict respect for the significant value of each other’s confidential information. LAY and STAB are parties to a Confidential Nondisclosure Agreement dated February 9th, 2022 (“CDA”). By the execution hereof, LAY and STAB agree that the CDA are and remain in effect in accordance with the respective terms, and they reaffirm their respective rights and duties thereunder. If both parties enter into the Agreement, the Agreement will supersede the CDA.

11. Third Parties. This Letter of Intent is intended for the sole and exclusive benefit of the parties hereto and their respective successors and controlling persons, and no other person, firm or corporation shall have any third-party beneficiary or other rights hereunder.

12. Approval and Authority. The individuals signing this LOI on behalf of the parties have all authority needed to execute this document on their respective behalf.

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13. Binding Provisions. Notwithstanding the non-binding nature of this LOI, Sections 8 “Exclusivity” and 10 “Confidentiality” hereof are binding upon the parties and shall be enforceable by them.

14. Next Steps. Negotiation Period will begin upon execution of this document. STAB will prepare a first draft of the Agreement. Following the signing of this LOI, the Agreement will be negotiated (the Negotiation Period). The Negotiation Period will begin at the signing of the LOI and will end when the Agreement is fully signed. It is foreseen that the Negotiation Period will last for ninety (90) days, however it is noted that this period may be longer than ninety (90) days, depending on the efficiency of both parties in the activities to be conducted during the Negotiation Period. If the Parties haven't executed the Agreement by the end of the Negotiation Period, the Parties may mutually agree to extend the Negotiation Period upon the payment of appropriate consideration. Both parties agree to negotiate the Agreement in good faith, as expeditiously as reasonable

This letter is intended to constitute an offer that is binding with respect to Section 8 and Section 10 upon acceptance. Except as specified above, neither party is under any obligation with respect to the subject matter hereof until such time that both parties have executed the Agreement and related agreements, if any, and all conditions set forth therein have been satisfied.

Statera Biopharma, Inc.

By:	/s/ Michael K. Handley
Name: Michael K. Handley
Title: President & CEO

Accepted and Agreed as of the date first set forth above.

Lay Sciences, Inc.